Exhibit 10.1

SHAREHOLDER AGREEMENT

BETWEEN

AXA EQUITABLE HOLDINGS, INC.

AND

AXA S.A.

DATED AS OF [●], 2018

ARTICLE I

DEFINITIONS

1.1	Definitions.	1
1.2	Beneficial Ownership.	6
1.3	Timing of Provisions.	6

ARTICLE II

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

2.1	Charter and By-Laws.	7
2.2	Board of Directors.	7
2.3	Audit Committee of the Board of Directors.	8
2.4	Compensation Committee of the Board of Directors.	9
2.5	Nominating and Governance Committee of the Board of Directors.	10
2.6	Finance and Risk Committee of the Board of Directors.	11
2.7	Executive Committee of the Board of Directors.	11
2.8	Management Risk Committee.	12
2.9	Asset Liability Management Committee.	12
2.10	Implementation.	13

ARTICLE III

AXA APPROVAL AND CONSENT RIGHTS

3.1	AXA Approval and Consent Rights at Thirty Percent Threshold.	13
3.2	Implementation.	16

ARTICLE IV

INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

4.1	Information Rights During Equity Accounting Periods.	16
4.2	Information Rights During Full Consolidation Periods.	17
4.3	General Information Requirements.	18
4.4	Reporting Coordination Committee.	19
4.5	Matters Concerning Auditors.	19
4.6	Release of Information and Public Filings.	20
4.7	Information in Connection with Regulatory or Supervisory Requirements.	21
4.8	Implementation with Respect to Legal Disclosures.	22
4.9	Expenses.	23

ARTICLE V

SUBSEQUENT SALES OF COMMON STOCK

5.1	Registration Rights.	23
5.2	Lock-Up Provisions.	23

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ARTICLE VI

OTHER PROVISIONS

6.1	Other Agreements.	24
6.2	Related Party Transaction Policy.	24
6.3	Certain Policies and Procedures.	24
6.4	Access to Personnel and Data.	25
6.5	Access to Historical Records.	25
6.6	Indemnification; Liability Insurance.	26

ARTICLE VII

REQUIREMENTS WITH RESPECT

TO AXA-GUARANTEED OBLIGATIONS

7.1	Reimbursement Obligations with Respect to AXA Guarantees.	29

ARTICLE VIII

INDEMNIFICATION

8.1	General Cross Indemnification.	30
8.2	Procedure.	30
8.3	Other Matters.	31

ARTICLE IX

DISPUTE RESOLUTION

9.1	Negotiation and Mediation.	31
9.2	Arbitration.	32
9.3	Confidentiality.	33

ARTICLE X

GENERAL PROVISIONS

10.1	Obligations Subject to Applicable Law.	34
10.2	Notices.	34
10.3	Specific Performance; Remedies.	35
10.4	Applicable Law.	35
10.5	Severability.	35
10.6	Confidential Information.	35
10.7	Amendment, Modification and Waiver.	36
10.8	Assignment.	36
10.9	Further Assurances.	36
10.10	Third Party Beneficiaries.	36
10.11	Discretion of Parties.	36
10.12	Entire Agreement.	36
10.13	Term.	37
10.14	Counterparts.	37

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Schedules and Annexes

Schedule 1.1A – AXA Guarantees

Schedule 1.1B – Other Agreements

Schedule 2.2(a) – Board of Directors

Schedule 4.6(b) – Public Reporting Protocol Prior to Majority Holder Date

Annex A – Registration Rights Agreement

Annex B – Form of Amended and Restated Certificate of Incorporation

Annex C – Form of Amended and Restated By-Laws

Annex D – Form of Common Interest Agreement

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SHAREHOLDER AGREEMENT

This Shareholder Agreement, dated as of [•], 2018 (this “Agreement”) is between AXA Equitable Holdings, Inc., a Delaware corporation (the “Company”), and AXA S.A., a société anonyme formed under the laws of France (“AXA”) (each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, AXA is the direct owner of all of the issued and outstanding Common Stock (as defined herein) of the Company immediately prior to the date hereof;

WHEREAS, following Completion of the IPO (as defined herein), AXA will continue to own a majority of the outstanding Common Stock; and

WHEREAS, the Parties hereto wish to set forth certain agreements that will govern certain matters between them following the Completion of the IPO.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

In this Agreement, the following terms shall have the following meanings:

“ACPR” means Autorité de Contrôle Prudentiel et de Résolution.

“Actions” has the meaning set forth in Section 8.1(a).

“Agreed Coverage” has the meaning set forth in Section 6.6(b).

“Agreement” and “hereof” and “herein” means this Shareholder Agreement, including all amendments, modifications and supplements and all annexes and schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“AMF” means Autorité des Marchés Financiers.

“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, published regulatory policy or guideline, order, judgment, injunction, decree, award or writ of any court, tribunal or other regulatory authority, arbitrator, governmental authority, or other Person having jurisdiction, or any consent, exemption, approval or license of any governmental authority that applies in whole or in part to a Party and, with respect to the Company, includes the Exchange Act, the Securities Act, the General Corporation

Law of the State of Delaware, the rules of the SEC, insurance company laws and all related regulations, guidelines and instructions and the rules of the Exchange and any other exchange or quotation system on which the securities of the Company are listed or traded from time to time.

“AXA” has the meaning set forth in the preamble to this Agreement.

“AXA Auditor” means the independent certified public accountants responsible for conducting the audit of AXA’s annual financial statements.

“AXA Director” means a Director specified on Schedule 2.2(a) as an AXA Director, designated by AXA pursuant to its designation rights set forth in Section 2.2(e) hereof or otherwise designated in writing by AXA to the Board of Directors to act in such capacity, and “AXA Directors” has a correlative meaning. Any AXA Director may, at the discretion of AXA, be an Independent Director.

“AXA Executive Officer” means the Chief Executive Officer of AXA.

“AXA Group Standards” means the AXA Group Standards which apply to all AXA Group entities where AXA has the majority of the voting rights or otherwise exercises control.

“AXA Guarantees” means the guarantee obligations set forth on Schedule 1.1A hereto.

“AXA Individual” has the meaning set forth in Section 6.6(m).

“Bankruptcy Laws” means Title 11 of the United States Code, as amended, and other Federal, State or foreign laws principally dealing with the liquidation, reorganization, administration, conservatorship or receivership of insolvent debtors, including provisions of Federal, state and foreign laws and regulation principally dealing with the rehabilitation or liquidation of regulated insurance entities.

“Board of Directors” means the board of directors of the Company from time to time.

“Business Day” means any day except a (i) Saturday, (ii) Sunday, (iii) any day on which the principal office of the Company or of AXA is not open for business, and (iv) any other day on which commercial banks in New York or in France are authorized or obligated by law or executive order to close.

“Capital Stock” means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) the equity capital of a Person or a security convertible (whether or not such conversion is contingent or conditional) into the equity capital of a Person.

“Cause” means (i) the willful failure of an employee to perform substantially his or her duties as an employee of the Company or any of its affiliates after reasonable notice to the employee of such failure; (ii) the employee’s willful misconduct that is materially injurious to the Company or any of its affiliates; (iii) the employee’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony (other than a felony involving “limited vicarious liability”); or (iv) the willful breach of any written covenant or agreement with the Company or any of its affiliates not to disclose any information pertaining to the Company or any of its affiliates or not to compete or interfere with the Company or any of its affiliates. “Limited vicarious liability” shall mean any liability which is (i) based on acts of the Company for which the employee is responsible solely as a result of his or her office(s) with the Company and (ii) provided that (x) he or she was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) he or she did not have a reasonable basis to believe that a law was being violated by such acts. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that this action or omission was in the best interests of the Company.

“CEO” means the Chief Executive Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

“CFO” means the Chief Financial Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Auditor” means the independent registered public accounting firm responsible for conducting the audit of the Company’s annual financial statements.

“Company Slate” means the candidates for election as Director proposed or recommended by the Board of Directors to the Company’s stockholders in connection with a meeting of stockholders.

“Completion of the IPO” means the occurrence of the settlement of the first sale of Common Stock pursuant to the IPO Registration Statement.

“COO” means the Chief Operating Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

“Coverage Change” has the meaning set forth in Section 6.6(e).

“Critical Policy” has the meaning set forth in Section 6.3(a).

“CRO” means the Chief Risk Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

“Debt Exchange Offer” means the registered exchange offer for the 3.900% senior notes due 2023, the 4.350% senior notes due 2028 and the 5.000% senior notes due 2048 pursuant to the registration rights agreement, dated April 20, 2018, by and among the Company, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

“Delaware Courts” means the U.S. federal and Delaware State courts located in the City of Wilmington in the State of Delaware.

“Director” means a member of the Board of Directors and “Directors” has a correlative meaning.

“Disclosure Controls and Procedures” means controls and other procedures designed to ensure that information required to be disclosed by the Company and AXA under Applicable Law is recorded, processed, summarized and reported within applicable time periods, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including the CEO and CFO, and to AXA, as appropriate to allow timely decisions regarding required disclosure.

“Dispute” has the meaning set forth in Section 9.1(a) hereof.

“Dispute Resolution Process” has the meaning set forth in Section 9.1(a) hereof.

“Equity Awards” means a grant to a Director, employee or financial professional of the Company or one of its Subsidiaries of vested or unvested shares of Common Stock or restricted Common Stock, options to acquire shares of Common Stock, restricted stock units, “phantom” stock units or similar interests in the Company’s common equity, in each case pursuant to an equity compensation plan approved by the Board of Directors.

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Officer” means the CEO, CFO, COO and all other Persons qualifying as “officers” of the Company for purposes of Rule 16a-1(f) under the Exchange Act.

“First Threshold Date” means the first date on which AXA ceases to beneficially own at least 35% of the outstanding Common Stock.

“Fourth Threshold Date” means the date on which AXA ceases to beneficially own at least 10% of the outstanding Common Stock.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means ACPR, AMF and any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization with competent jurisdiction.

“Group NAS Policy” means the AXA policy on Auditor Independence and the Provision of Non-Audit Services from time to time.

“IFRS” means International Financial Reporting Standards, as adopted by the European Union.

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Indemnitee” has the meaning set forth in Section 8.2(a).

“Independent Director” means a Director who is both (i) a NYSE Independent Director and (ii) “independent” for purposes of Rule 10A-3(b)(1) under the Exchange Act.

“Information Party” has the meaning set forth in Section 4.8(c) hereof.

“Internal Control Over Financial Reporting” means a process designed by, or under the supervision of, the CEO and CFO and effected by the Board of Directors, Company management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

“IPO Registration Statement” means the Registration Statement on Form S-1, as amended, relating to the initial public offering of the Common Stock.

“Losses” has the meaning set forth in Section 8.1(a).

“Majority Holder Date” means the first date on which AXA ceases to beneficially own more than 50% of the outstanding Common Stock.

“Notice of Dispute” has the meaning set forth in Section 9.1(a).

“NYSE Independent Director” means a Director who is “independent” within the meaning of that term used in Rule 303A.02 of the NYSE Manual, taking into account the additional factors specified in Rule 303A.02(a)(ii) for compensation committee members.

“NYSE Manual” means the Listed Company Manual of the New York Stock Exchange, as amended.

“Other Agreements” means those agreements between the Company or its Subsidiaries and AXA or its Subsidiaries and listed on Schedule 1.1B hereto.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

“Qualified Compensation Director” means a Director who is a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act.

“Registration Rights Agreement” means the registration rights agreement dated the date hereof between the Company and AXA in the form attached hereto as Annex A.

“Regulation S-K” means Regulation S-K, as amended, under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Second Threshold Date” means the date on which AXA ceases to beneficially own at least 30% of the outstanding Common Stock.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Sign Off Procedures” means the accounting and financial sign-off procedure for half year and full year financial closing communicated to the Company from time to time.

“Subsidiary” of a Party shall mean any corporation, partnership, joint venture, limited liability company, association or other entity of which such Party has the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or similar ownership interests, including any securities or similar ownership interests which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing. For purposes of this Agreement, (i) no investment fund, investment company, collective investment trust or similar vehicle sponsored, formed or seeded by the Company or any of its Subsidiaries shall be deemed to be a Subsidiary of the Company and (ii) the Company and its Subsidiaries shall not be deemed to be Subsidiaries of AXA.

“Third Threshold Date” means the date on which AXA ceases to beneficially own at least 20% of the outstanding Common Stock.

“Trademark License Agreement” means the trademark license agreement, dated [•], 2018, between AXA S.A. and the Company.

“Wholly Owned Subsidiary” means a Subsidiary, 100% of the Capital Stock of which is owned, directly or indirectly, by a Party.

1.2	Beneficial Ownership.

For purposes of this Agreement, AXA shall be deemed to beneficially own securities which are beneficially owned by AXA’s Subsidiaries.

1.3	Timing of Provisions.

In this Agreement, any provision which applies “until” a specified date shall apply on such specified date, and shall cease to apply on the date immediately following such specified date.

ARTICLE II

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

2.1	Charter and By-Laws.

(a) The Company shall no later than the Completion of the IPO, file with the Secretary of State of the State of Delaware, and cause to become effective, the amended and restated certificate of incorporation in the form attached hereto as Annex B.

(b) The Board of Directors shall no later than the Completion of the IPO, adopt the amended and restated by-laws in the form attached hereto as Annex C.

2.2	Board of Directors.

(a) As of the Completion of the IPO, the Board of Directors shall consist of nine members, and from the Completion of the IPO until the Majority Holder Date, subject to Section 2.2(g), the Company and AXA shall use their best efforts to cause the Board of Directors to consist of nine members, in each case as follows:

(i)	the CEO;

(ii)	five AXA Directors; and

(iii)	three Independent Directors.

(b) Until the Majority Holder Date, the Company shall, and shall use its best efforts to cause the Board of Directors to, cause the Chairman of the Board of Directors to be an AXA Director.

(c) At all times, at least two of the Independent Directors shall also be Qualified Compensation Directors.

(d) Until the Second Threshold Date, the Company shall not change the number of Directors on the Board of Directors without the consent of AXA.

(e) AXA shall have the right to include on each Company Slate the following number of Directors, which shall each be designated as “AXA Directors”:

(i)	Until the Majority Holder Date, a majority of the Directors on the Board of Directors (or such lower number as AXA shall determine);

(ii)	After the Majority Holder Date and until the First Threshold Date: three;

(iii)	After the First Threshold Date and until the Fourth Threshold Date: two; and

(iv)	After the Fourth Threshold Date, none.

(f) Until the Fourth Threshold Date, the Company shall, and shall use its best efforts to cause the Board of Directors to, do each of the following:

(i)	cause there to be on the Board of Directors at all times that number of AXA Directors for which AXA maintains designation rights pursuant to Section 2.2(e);

(ii)	fill any vacancy on the Board of Directors created by the resignation, removal or incapacity of any AXA Director with another AXA Director candidate identified by AXA, to the extent AXA would at such time have designation rights for such AXA Director candidate pursuant to Section 2.2(e); and

(iii)	not permit the removal of any AXA Director without AXA’s consent, to the extent AXA would at such time have designation rights for such AXA Director pursuant to Section 2.2(e).

(g) Unless otherwise consented to by the Company, AXA shall cause within 60 days of: (i) the Majority Holder Date, two AXA Directors (such AXA Directors to be designated by AXA) to resign from the Board of Directors if at such time there are more than three AXA Directors on the Board of Directors, (ii) the First Threshold Date, one AXA Director (such AXA Director to be designated by AXA) to resign from the Board of Directors if at such time there are more than two AXA Directors on the Board of Directors and (iii) the Fourth Threshold Date, any remaining AXA Directors to resign from the Board of Directors.

2.3	Audit Committee of the Board of Directors.

(a) As of the Completion of the IPO, the Board of Directors shall have established an audit committee that shall consist of (i) three Independent Directors and (ii) one AXA Director (so long as such AXA Director shall also meet the standard for audit committee membership as set forth in the NYSE Manual) who shall be appointed by the Board of Directors. Until the date immediately preceding the first anniversary of the date upon which the IPO Registration Statement becomes effective, such AXA Director need not be an Independent Director. On or prior to the earlier of the first anniversary of the date upon which the IPO Registration Statement becomes effective and the Second Threshold Date, any AXA Director shall resign from the audit committee and, thereafter, such committee shall consist of three Independent Directors.

(b) If the Second Threshold Date occurs after the first anniversary of the date upon which the IPO Registration Statement becomes effective, then until the Second Threshold Date, AXA shall have the right to designate one Independent Director to the audit committee, so long as such Independent Director shall also meet the standards for audit committee membership as set forth in the NYSE Manual.

(c) The audit committee shall have responsibilities and authority consistent with Rule 10A-3 under the Exchange Act and Rule 303A.07 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time.

(d) The audit committee shall have at all times at least one member who is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

2.4	Compensation Committee of the Board of Directors.

(a) As of the Completion of the IPO, the Board of Directors shall have established a compensation committee that shall consist of (i) two Independent Directors (which are also Qualified Compensation Directors) and (ii) one AXA Director (as determined by the Board of Directors). Until the Majority Holder Date, AXA shall have the right to designate one AXA Director who shall be appointed by the Board of Directors to the compensation committee. Within 60 days of the Majority Holder Date, such AXA Director shall resign from the compensation committee and thereafter, the compensation committee shall consist of three Independent Directors. After the Majority Holder Date and until the Second Threshold Date, AXA shall have the right to designate one Independent Director to the compensation committee.

(b) From the Completion of the IPO until the Majority Holder Date, the following provisions will apply:

(i)	the compensation committee of the Board of Directors shall be responsible for:

(A)	reviewing and approving the compensation of each of the Executive Officers;

(B)	reviewing the equity compensation plans and other compensation plans of the Company, and making recommendations to the Board of Directors as to any changes to such plans;

(C)	making recommendations to the Board of Directors as to performance-based awards and target levels under performance-based compensation arrangements;

(D)	preparing, or supervising the preparation of, the report required by Item 407(e)(5) of Regulation S-K for inclusion in the Company’s proxy statement; and

(E)	such other responsibilities, not inconsistent with this Agreement, as shall be delegated to it by the Board of Directors from time to time; and

(ii)	the Board of Directors shall be responsible for:

(A)	approving and adopting the equity compensation plans and other compensation plans of the Company; and

(B)	approving performance-based awards and target levels under performance-based compensation arrangements.

(c) On the Majority Holder Date (or on such earlier date as AXA shall determine), to the extent not already so delegated, the Board of Directors shall delegate to the compensation committee the responsibilities and authority set forth in Section 303A.05 of the NYSE Manual.

(d) From the Completion of the IPO until the Majority Holder Date, and during any other time that the compensation committee includes members who are not Qualified Compensation Directors, the compensation committee shall maintain a subcommittee consisting solely of two or more Qualified Compensation Directors who shall be responsible for:

(i)	approving any grants of equity or equity-based compensation awards to an Executive Officer or Director of the Company; and

(ii)	such other matters as shall be delegated to the subcommittee by the compensation committee or as shall be required by Applicable Law to be approved or determined by Qualified Compensation Directors.

(e) From the Completion of the IPO until the Majority Holder Date, and except for those matters specifically reserved in Section 2.4(d) for approval by a subcommittee of Qualified Compensation Directors, the compensation committee shall only act with the consent of a majority of the members of the compensation committee, which majority must include an AXA Director, unless such action is required by Applicable Law to be approved solely by Independent Directors.

(f) Following the Majority Holder Date, the compensation committee shall have responsibilities and authority consistent with Rule 303A.05 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this agreement, as shall be delegated to it by the Board of Directors from time to time.

2.5	Nominating and Governance Committee of the Board of Directors.

(a) As of the Completion of the IPO, the Board of Directors shall have established a nominating and governance committee consisting of (i) two Independent Directors and (ii) one AXA Director (as determined by the Board of Directors). Until the Majority Holder Date, AXA shall have the right to designate one AXA Director who will be appointed by the Board of Directors to the nominating and governance committee. Within 60 days of the Majority Holder Date, such AXA Director shall resign from the nominating and governance committee and, thereafter, the nominating and governance committee shall consist of three Independent Directors. After the Majority Holder Date and until the Second Threshold Date, AXA shall have the right to designate one Independent Director to the nominating and governance committee.

(b) Until the Majority Holder Date, the nominating and governance committee shall only act with the consent of a majority of the members of the committee, which majority must include an AXA Director, unless such action is required by Applicable Law to be approved solely by Independent Directors.

(c) The nominating and governance committee shall at all times exercise the responsibilities and authority set forth under Rule 303A.04 of the NYSE Manual, and such additional responsibilities and authority, not inconsistent with this agreement, as shall be delegated to it by the Board of Directors from time to time, subject in each case to AXA’s designation rights under Section 2.2(e) hereof.

2.6	Finance and Risk Committee of the Board of Directors.

(a) As of the Completion of the IPO, the Board of Directors shall have established a finance and risk committee consisting of three Independent Directors as shall be determined by the Board of Directors and with such responsibilities, not inconsistent with this Agreement, as shall be determined by the Board of Directors.

(b) Until the Second Threshold Date, AXA shall have the right to designate one of the three Independent Directors constituting the finance and risk committee.

2.7	Executive Committee of the Board of Directors.

(a) As of the Completion of the IPO, the Board of Directors shall have established an executive committee consisting of:

(i)	the CEO;

(ii)	one Independent Director who is not an AXA Director; and

(iii)	two AXA Directors.

(b) Until the Majority Holder Date, AXA shall have the right to designate two AXA Directors who will be appointed by the Board of Directors to the executive committee of the Board of Directors.

(c) Until the Majority Holder Date, the executive committee shall only act with the consent of a majority of the members of the executive committee, which majority must include an AXA Director.

(d) Following the Majority Holder Date but prior to the First Threshold Date, (i) AXA shall have the right to designate one AXA Director to the executive committee and (ii) one AXA Director on the executive committee of the Board of Directors may be replaced by a Director, as determined by the Board of Directors.

(e) Following the First Threshold Date, any remaining AXA Directors may be replaced by one or more Directors, as determined by the Board of Directors.

(f) At any time that any AXA Directors are members of the executive committee, such AXA Directors shall be available to the other committee members on short notice (generally meaning within 24 hours of any communication being sent), or shall provide for a delegate (who shall also be an AXA Director) to be available within such a time period.

(g) The executive committee of the Board of Directors shall have such authority as shall be delegated to it by the Board of Directors from time to time; provided, however, that until the Fourth Threshold Date, the executive committee shall report promptly to the Board of Directors any actions or decisions it has taken in reliance on its delegated authority.

2.8	Management Risk Committee.

(a) As of the Completion of the IPO, the Board of Directors shall have established a management risk committee, which shall be a management committee and which shall report periodically (and no less frequently than before each regularly scheduled audit committee meeting) to the audit committee of the Board of Directors.

(b) The management risk committee shall consist of (i) the CRO and (ii) such other employees of the Company as shall be appointed from time-to-time by the CEO.

(c) Until the Third Threshold Date, AXA shall be entitled to appoint one observer to attend each meeting of the management risk committee, and shall be sent a copy of all materials, reports and other communications from the management risk committee. The presence or participation of such observers shall not be required for the management risk committee to act, provided, however, that such presence or participation may not be interfered with by the Company.

(d) The management risk committee shall be the principal management committee of the Company responsible for assisting the audit committee and the finance and risk committee of the Board of Directors and the Board of Directors in monitoring the Company’s risk and capital profile and policies. The Board of Directors shall be entitled to receive reports directly from the Company’s CRO.

2.9	Asset Liability Management Committee.

(a) As of the Completion of the IPO, the Board of Directors shall have established an asset liability management committee, which shall be a management committee and which shall report periodically (and no less frequently than before each regularly scheduled meeting of the Board of Directors) to the Board of Directors.

(b) The asset liability management committee shall consist of such employees of the Company as shall be appointed from time-to-time by the CEO.

(c) Until the Third Threshold Date, AXA shall be entitled to appoint one observer to attend each meeting of the asset liability management committee, and shall be sent a copy of all materials, reports and other communications from the asset liability management committee. The presence or participation of such observers shall not be required for the asset liability management committee to act, provided, however, that such presence or participation may not be interfered with by the Company.

(d) The asset liability management committee shall be the principal management committee of the Company responsible for setting the Company’s investment policies and practices and hedging strategy subject to approval by the Board of Directors, monitoring the Company’s general account and other investments and assisting the Board of Directors in its oversight of these matters.

2.10	Implementation.

(a) The Company shall make such disclosures, and shall take such other steps, as shall be required to avail itself of such exemptions from Exchange rules and other Applicable Law so as to permit the full implementation of this Article II.

(b) Any determination by or consent of AXA pursuant to this Article II shall be evidenced in writing signed by an AXA Executive Officer. The signature of an AXA Executive Officer who is also an AXA Director on a unanimous written consent by the Board of Directors shall not constitute consent or approval under this Section 2.10(b).

(c) For the avoidance of doubt, except as expressly stated above, AXA Directors (i) shall not be required to be Independent Directors or meet any standard of independence from the Company and (ii) may be officers or employees of AXA, but not of the Company.

ARTICLE III

AXA APPROVAL AND CONSENT RIGHTS

3.1	AXA Approval and Consent Rights at Thirty Percent Threshold.

(a) Until the Second Threshold Date, the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) take any of the following actions without the prior written consent of AXA:

(i)	Any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) involving the Company or any Subsidiary of the Company, on the one hand, and any other Person, on the other hand; other than (A) an acquisition of 100% of the Capital Stock of such other Person or (B) disposition of 100% of the Capital Stock of a Subsidiary of the Company, in each case involving consideration not exceeding $250 million;

(ii)	Any acquisition or disposition of securities, assets or liabilities (including through reinsurance on a proportional or non-proportional basis whether involving full or partial risk transfer or for other purposes of surplus or capital relief) involving consideration or book value greater than $250 million, other than transactions involving assets invested in the Company’s consolidated general account and approved in accordance with the Company’s established policies and procedures to monitor invested assets;

(iii)	Any increase or decrease in the authorized Capital Stock of the Company, or the creation of any new class or series of Capital Stock of the Company;

(iv)	Any issuance or acquisition (including stock buy-backs, redemptions, and other reductions of capital) of Capital Stock, or securities convertible into or exchangeable or exercisable for Capital Stock or equity-linked securities, of the Company or any of its Subsidiaries (including any partnership interests or units of AllianceBernstein Holding L.P. or AllianceBernstein L.P.), except:

(A)	issuances of Equity Awards;

(B)	issuances of Capital Stock of a Subsidiary to a Wholly Owned Subsidiary, or acquisitions of Capital Stock (other than any partnership interests or units of AllianceBernstein Holding L.P. or AllianceBernstein L.P.) of a Subsidiary by a Wholly Owned Subsidiary;

(C)	issuances or acquisitions of Capital Stock that, in the express judgment of the Board of Directors as stated in the authorizing resolutions thereof, are necessary to maintain compliance with covenants contained in any instrument under which the Company or any Subsidiary has issued indebtedness; and

(D)	acquisitions of Capital Stock in connection with the funding of Equity Awards or to prevent shareholder dilution from the issuance of Equity Awards.

(v)	Any issuance or acquisition (including redemptions, prepayments, open-market or negotiated repurchases or other transactions reducing the outstanding debt of the Company or any Subsidiary) of any debt security of the Company or any Subsidiary to or from a third party, in each case involving an aggregate principal amount exceeding $250 million, except the Debt Exchange Offer;

(vi)	Any other incurrence of a debt obligation of the Company or any Subsidiary to a third party having a principal amount greater than $250 million, except the Debt Exchange Offer and the roll-over of existing amounts of debt or other obligations (A) incurred in connection with repurchase agreements and securities lending, (B) owed to a Federal Home Loan Bank, or (C) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts) in order to support AXXX, XXX and other similar insurance reserve requirements.

(vii)	Entry into or termination of any joint venture or cooperation arrangements involving assets having a book value exceeding $250 million;

(viii)	The listing or delisting of securities of the Company or any of its Subsidiaries on a securities exchange, other than the listing or delisting of debt securities on the Exchange or any other securities exchange located solely in the United States;

(ix)	(A) The formation of, or delegation of authority to, any new committee, or subcommittee thereof, of the Board of Directors, (B) the delegation of authority to any existing committee or subcommittee thereof not set forth in the committee’s charter or authorized by the Board of Directors prior to the Completion of the IPO or (C) any amendments to the charter (or equivalent authorizing document) of any committee, including any action to increase or decrease size of any committee (whether by amendment or otherwise), except in each case as required by Applicable Law;

(x)	The amendment (or approval or recommendation of the amendment) of the Company’s certificate of incorporation or by-laws;

(xi)	With respect to the Company or any Subsidiary, any filing or the making of any petition under Bankruptcy Laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject the Company or any Subsidiary to a proceeding under Bankruptcy Laws;

(xii)	Any commencement or settlement of material litigation or any regulatory proceedings if such litigation or regulatory proceeding is material to AXA or could reasonably be expected to have a material adverse effect on AXA’s reputation;

(xiii)	Entry into any material written agreement or settlement with, or any material written commitment to, a regulatory agency, or any settlement of a material enforcement action if such agreement, settlement or commitment is material to AXA or could reasonably be expected to have a material adverse effect on AXA’s reputation;

(xiv)	Any dissolution or winding-up of the Company;

(xv)	The election, appointment, hiring, dismissal or removal (other than for Cause) of the Company’s CEO or CFO;

(xvi)	The entry into, termination of or material amendment of any material contract with a third party, excluding, in each case, (A) any employment agreement, (B) any contract involving aggregate cumulative payments of $50 million or less or (C) any contract where entry into, termination of or material amendment of is otherwise expressly permitted by this Agreement or by any of the Other Agreements;

(xvii)	Any material change to the nature or scope of the Company’s business immediately prior to the Completion of the IPO; or

(xviii)	Any material change in hedging strategy.

(b) Until the later of (i) the date when AXA ceases to be required under IFRS to consolidate the financial statements of the Company with its financial statements and (ii) the

Majority Holder Date, AXA shall have the right to approve the Company’s business plan or annual budget.

(c) The Company shall not cease use of any licensed trademarks or otherwise rebrand its products and services prior to the termination of the Trademark License Agreement.

3.2	Implementation.

(a) The consent or approval of AXA for any action for which AXA has consent or approval rights under this Article III shall be evidenced in writing signed by an AXA Executive Officer. The signature of an AXA Executive Officer who is also an AXA Director on a unanimous written consent by the Board of Directors shall not constitute consent or approval under this Section 3.2.

(b) In exercising its rights pursuant to this Article III, AXA shall periodically consult with the Independent Directors and consider in good faith their views.

ARTICLE IV

INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

4.1	Information Rights During Equity Accounting Periods.

(a) The Company agrees that, during the period beginning when Section 4.2 hereof ceases to apply and ending on the later of (A) AXA being no longer required under IFRS (x) to account in its financial statements for its holdings in the Company under an equity method or (y) to consolidate the financial statements of the Company with its financial statements and (B) the Third Threshold Date, unless AXA shall earlier provide written notice to the Company that it is opting-out of this Section 4.1(a), the Company shall provide AXA with (i) information and data relating to the business and financial results of the Company and its Subsidiaries, (ii) access, during usual business hours, to the Company’s personnel, data and systems and (iii) the information and data required by Section 4.2(a)(ii) and (iii) hereof, in each case to the extent that such information, data or access is required for AXA to meet its legal, financial or regulatory obligations or requirements (as determined by AXA in its reasonable judgment) and on or prior to any deadline set by AXA for receipt of such information, data or access.

(b) The Company agrees that, during the period beginning when Section 4.2 hereof ceases to apply and ending on the later of (A) AXA being no longer required under IFRS (x) to account in its financial statements for its holdings in the Company under an equity method or (y) to consolidate the financial statements of the Company with its financial statements and (B) the Third Threshold Date, the Company shall, and shall cause each of its Subsidiaries, to:

(i)	maintain Disclosure Controls and Procedures;

(ii)	maintain Internal Control Over Financial Reporting;

(iii)	provide quarterly certifications from its relevant officers and employees regarding Disclosure Controls and Procedures and Internal Control Over Financial Reporting; and

(iv)	maintain Sign Off Procedures.

4.2	Information Rights During Full Consolidation Periods.

(a) The Company agrees that, so long as AXA is required under IFRS to consolidate the financial statements of the Company with its financial statements, and in any case for all financial periods commencing prior to the Majority Holder Date:

(i)	General Principles. The Company shall continue to provide AXA with (A) information and data relating to the business and financial results of the Company and its Subsidiaries and (B) access to the Company’s personnel, data and systems, in each case in the same manner as it does immediately prior to the Completion of the IPO and on or prior to any deadline set by AXA for receipt of such information, data or access;

(ii)	Solvency II. The Company shall, and, where applicable, shall cause each of its Subsidiaries to:

(A)	produce calculations in respect of the Company (and its Subsidiaries if applicable) for the purposes of AXA’s Solvency II calculations and reporting requirements in line with AXA’s internal model including validation reports produced in line with AXA’s approved validation policy;

(B)	provide all information required or requested by AXA in respect of the Company (and its Subsidiaries if applicable) in order for AXA to comply with its Solvency II obligations, including without limitation detailed reports on assets and liabilities in the form required for AXA’s Quantitative Reporting Templates, supervisory reporting and Solvency & Financial Condition Report in addition to assets and liabilities valued in accordance with local rules to calculate available capital for the Company’s risk-based capital requirement for so long as the United States is regarded as equivalent for the purposes of Solvency II;

(C)	provide all reasonable assistance to AXA in relation to its Solvency II calculations and regulatory reporting at a group level, including without limitation with respect to AXA’s group-wide recovery and resolution planning, in the timescales required; and

(D)	provide all reasonable assistance to AXA in connection with its reporting requirements as a Globally Systemic Insurance Company;

(iii)	Actuarial Indicators. The Company shall, and, where applicable, shall cause each of its Subsidiaries to continue to provide AXA with all data, information and calculations necessary for AXA to produce any requested actuarial indicators, including embedded value, new business value, free cash flow and internal rate of return;

(iv)	Accounting Systems and Principles. The Company shall maintain accounting principles, systems and reporting formats that are consistent with AXA’s financial accounting practices in effect as of the Completion of the IPO, and shall thereafter in good faith consider any changes to such principles, systems or reporting formats requested by AXA;

(v)	Controls and Procedures. The Company shall, and shall cause each of its Subsidiaries, to:

(A)	maintain Disclosure Controls and Procedures;

(B)	maintain Internal Control Over Financial Reporting;

(C)	provide quarterly certifications from its relevant officers and employees regarding Disclosure Controls and Procedures and Internal Control Over Financial Reporting, in accordance with AXA’s internal standards; and

(D)	maintain Sign Off Procedures; and

(vi)	Advance Notice. The Company shall inform AXA promptly of any events or developments that might reasonably be expected to materially affect the Company’s financial results.

(b) In connection with its provision of information to AXA pursuant to Section 4.2(a) hereof, the Company may implement reasonable procedures to restrict access to such information to only those Persons who AXA reasonably determines have a need to access such information. For the avoidance of doubt, the provisions of Section 10.6 hereof shall apply to all information provided to AXA pursuant to Section 4.2(a) hereof.

4.3	General Information Requirements.

(a) All information provided by the Company or any of its Subsidiaries to AXA pursuant to Sections 4.1 and 4.2 shall be in the format and detail as reasonably requested by AXA. All financial statements and information provided by the Company or any of its Subsidiaries to AXA pursuant to Sections 4.1 and 4.2 shall be provided under IFRS with a reconciliation to GAAP. The Company shall maintain Internal Control Over Financial Reporting in connection with the preparation of financial statements under IFRS.

(b) AXA shall provide the Company with all software and other applications necessary for the Company to prepare and submit to AXA the required financial information including software and other applications to reconcile the income, equity and any required balance sheet accounts from the Company’s financial statements to the required AXA accounting. AXA shall provide the Company with at least 30 days’ notice of any change in its administrative practices and policies as they relate to the obligations of the Company pursuant to

Section 4.3(a), including any change in such policies relating to reporting times and delivery methods.

(c) With respect to any information provided by the Company or any of its Subsidiaries to AXA that is contained in, or used in the preparation of, any public disclosure of AXA, the Company shall not provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

4.4	Reporting Coordination Committee.

(a) To facilitate the coordination of financial reporting, the Company and AXA shall establish a Reporting Coordination Committee, which shall have a membership that includes (i) the Chief Accounting Officer of the Company or his or her designee, (ii) a senior member of the AXA accounting group and (iii) such other members as shall be mutually agreed between the Company and AXA.

(b) The Reporting Coordination Committee shall meet at least quarterly to (i) monitor the financial reporting protocols between the Company and AXA and make recommendations as to any appropriate changes; (ii) determine appropriate reporting deadlines consistent with the public reporting obligations of the Company and AXA; and (iii) make such other determinations regarding reporting procedures, technologies and personnel as shall be necessary or advisable to facilitate accurate and efficient financial reporting between the Company and AXA.

4.5	Matters Concerning Auditors.

(a) Until the date on which AXA is no longer required under IFRS to consolidate the Company’s financial statements with its financial statements, AXA shall have full access, during usual business hours, to the Company Auditor and to the Company’s internal audit function (through the Company’s head of internal audit), including access to work papers and the personnel responsible for conducting the Company’s quarterly reviews and annual audit, and shall be provided with copies of all material correspondence between the Company and the Company Auditor.

(b) Until the Third Threshold Date, or if later, the date on which AXA is no longer required under IFRS to account in its financial statements for its holdings in the Company under an equity method:

(i)	the Company shall provide AXA with reasonable access to the Company Auditor and to the Company’s internal audit function (through the Company’s head of internal audit) and shall extend all reasonably requested cooperation with the AXA Auditor in connection with AXA’s internal and external audit function as necessary for AXA to fulfill its financial reporting obligations;

(ii)

the Company shall use its reasonable best efforts to enable the Company Auditor to complete its quarterly review and annual audit such that it shall date its report on such quarterly review or opinion on the Company’s audited annual financial statements on or before the date that the

AXAAuditor date their report or opinion on AXA’s financial statements, and to enable AXA to meet its timetable for the printing, filing and public dissemination of its financial statements. The Company shall instruct the Company Auditor to perform the work requested by the AXA Auditor pursuant to this Agreement and the Company shall use its reasonable best efforts to enable the Company Auditor to comply with the instruction received;

(iii)	upon reasonable notice, the Company shall authorize the Company Auditor to make available to the AXA Auditor both the personnel responsible for conducting the Company’s quarterly reviews and annual audit and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the quarterly review or annual audit of the Company, in all cases within a reasonable time after the Company Auditor’s opinion date, so that the AXA Auditor are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditor as it relates to the AXA Auditor’s report on AXA’s financial statements, all within sufficient time to enable AXA to meet its timetable for the printing, filing and public dissemination of its financial statements; and

(iv)	subject to Applicable Law (including Rule 10A-3 under the Exchange Act), the Company shall not change the Company Auditor without the approval of AXA.

(c) Neither AXA nor the Company shall take any action that would cause either the Company Auditor or the AXA Auditor, respectively, not to be independent with respect to the Company or AXA. The Company shall comply with the Group NAS Policy for so long as the Company is an “AXA Group company” as defined in the Group NAS Policy.

4.6	Release of Information and Public Filings.

(a) Until the Third Threshold Date:

(i)	the Company and its Subsidiaries shall coordinate with AXA with respect to the public release of any material information relating to the Company or its Subsidiaries, as applicable. The Company and its Subsidiaries, as applicable, shall, to the extent practicable, provide AXA with a copy of any such proposed public release no later than two Business Days prior to publication, and shall consider in good faith incorporating any comments provided thereon by AXA prior to such publication;

(ii)	The Company and its Subsidiaries and AXA shall consult on the timing of their annual and quarterly earnings releases and, to the extent practicable, each Party shall give the other Party an opportunity to review the information therein relating to the Company and its Subsidiaries and to comment thereon. In the event that the Company or any of its Subsidiaries is required by Applicable Law to publicly release information concerning the Company’s or such Subsidiary’s financial information for a period for which AXA has yet to publicly release financial information, the Company shall, or cause such Subsidiary to, provide AXA notice of such release of such information as soon as practicable prior to such release of such information; and

(iii)	each of AXA and the Company and its Subsidiaries shall take reasonable steps to cooperate with each other in connection with the preparation, printing, filing, and public dissemination of their respective annual and quarterly statutory statements, their respective audited annual financial statements, their respective annual reports to stockholders, their respective annual, quarterly and current reports under the Securities Act and the Exchange Act, any prospectuses and other filings made with the SEC, AMF or ACPR, federal or state insurance requirements or any other required regulatory filings.

(b) Until the Majority Holder Date:

(i)	AXA shall have the rights with respect to all public communications and filings by the Company set forth in Schedule 4.6(b) hereto; provided, however, that such rights shall not apply to the extent that they would prevent the Company from complying with its disclosure or other obligations under Applicable Law.

4.7	Information in Connection with Regulatory or Supervisory Requirements.

(a) During any period in which AXA is deemed to control the Company for U.S., European Commission, or French regulatory purposes, and in any case at all times prior to the Third Threshold Date:

(i)	the Company shall:

(A)	provide, as promptly as reasonably possible but in any case within three business days of any request from AXA (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (x) requested or demanded by any governmental, regulatory, judicial, supra-national or self-regulatory authority having jurisdiction or oversight authority over AXA or any of its Subsidiaries (including, for the avoidance of doubt, ACPR, AMF and the European Commission) or (y) deemed necessary or advisable by AXA in connection with any filing, report, response or communication made by AXA or its Subsidiaries with or to an authority referred to in clause (x) of this Section 4.7(a)(i)(A) (whether made pursuant to specific request from such authority or in the ordinary course); and

(B)	upon reasonable notice, provide access to any governmental, regulatory, judicial, supra-national or self-regulatory authority having jurisdiction or oversight authority over AXA or any of its Subsidiaries (including, for the avoidance of doubt, ACPR, AMF and the European Commission) to its offices, employees and management in a reasonable manner where and as required under Applicable Law; and

(ii)	AXA shall provide, as promptly as reasonably possible but in any case within three business days of any request from the Company (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (A) requested or demanded by any governmental, regulatory, judicial, supra-national or self-regulatory authority having jurisdiction or oversight authority over the Company or any of its Subsidiaries; or (B) deemed necessary or advisable by the Company in connection with any filing, report, response or communication by the Company or its Subsidiaries with or to an authority referred to in clause (A) of this Section 4.7(a)(ii) (whether made pursuant to specific request from such authority or in the ordinary course).

(b) Each of AXA and the Company shall use reasonable efforts to keep the other Party informed of the type of information it expects to require on a regular basis in order to meet its reporting or filing obligations with the authorities referred to in Section 4.7(a) above, and the timing of such requirements; provided, however, that no failure to abide by this Section 4.7(b) shall affect the validity of any demand made pursuant to Section 4.7(a).

4.8	Implementation with Respect to Legal Disclosures.

(a) All requests for information or documents relating to legal or regulatory matters or with respect to which legal privilege may be sought or asserted under Sections 4.1, 4.2, 4.7(a)(i) or 6.5 shall be made solely to the office of the General Counsel of the Company, and all responses thereunder shall be made solely to the office of the General Counsel of AXA. For the avoidance of doubt, such information or documents contained in databases, reports or systems of the Company to which AXA has unrestricted access prior to the date hereof may be redacted, or access to the relevant databases, reports or systems may be restricted or denied, to the extent necessary so that such information and documents are handled in accordance with this Section 4.8.

(b) All requests for information or documents under Section 4.7(a) shall be made solely to the office of the General Counsel of AXA, and all responses thereunder shall be made solely to the office of the General Counsel of the Company.

(c) If the party required to deliver the information or documents pursuant to this Section 4.8 (the “Information Party”) believes in good faith, based upon legal advice (from internal or external counsel), that the delivery of any information or documents pursuant to this Agreement would cause the loss of any applicable legal privilege (or create a risk of such loss), then both parties will work in good faith to determine an alternate means of delivering the requested information or documents, or the substance thereof, that does not result in the loss of such privilege. If needed to preserve a privilege, the Company and AXA agree to enter into a Common Interest Agreement, in substantially the form attached hereto as Annex D, in advance of, and as a condition to, such delivery. Notwithstanding the foregoing, if no alternate means can be agreed by the parties and external counsel to the Information Party informs the other party in writing that a common interest cannot be established, or with sufficient confidence be asserted, to preserve the legal privilege with respect to the information or documents in question, even if a Common Interest Agreement were to be entered into, or that for any other reason the information or documents cannot be delivered without loss of the privilege (such counsel to explain the reasons for its conclusion briefly but in reasonable detail so that the other party can review the legal analysis with its own counsel), then the Information Party is excused from providing such information or documents but only to the extent and for the time necessary to preserve the privileged character thereof.

4.9	Expenses.

The Company shall be responsible for any expenses it incurs in connection with the fulfillment of its obligations under this Article IV, except (i) out-of-pocket expenses incurred with respect to specific requests by AXA for information, documents or access, in excess of amounts historically incurred by the Company (if any) for the provisions of similar information, documents and access; (ii) to the extent expressly agreed between AXA and the Company prior to the incurrence of any specific expenses; and (iii) any incremental out-of-pocket expense incurred in connection with the acquisition of the software and applications referred to in Section 4.3(b) hereof (in excess of expenses that would otherwise be incurred by the Company in the absence of such section).

ARTICLE V

SUBSEQUENT SALES OF COMMON STOCK

5.1	Registration Rights.

The Parties shall execute and deliver, concurrently with the execution and delivery of this Agreement, the Registration Rights Agreement.

5.2	Lock-Up Provisions.

(a) In connection with any underwritten offering of Common Stock (whether or not pursuant to the Registration Rights Agreement), the Company shall, and shall cause the Executive Officers and Directors to, and, prior to the Fourth Threshold Date, AXA shall, agree with the underwriters in any such offering to a lock-up period of up to 90 days (or such shorter period as may be agreed to by the managing underwriter(s)), subject to customary carve-outs.

(b) Notwithstanding Section 5.2(a) hereof, AXA shall not be obligated to agree to any lock-up period during which it would be prevented from selling all or any portion of its Common Stock in privately negotiated transactions that are not executed through the facilities of a securities exchange.

ARTICLE VI

OTHER PROVISIONS

6.1	Other Agreements.

If not already executed and delivered, the Parties shall execute and deliver, concurrently with the execution and delivery of this Agreement, the Other Agreements.

6.2	Related Party Transaction Policy.

(a) Subject to the terms of the Related Party Transaction Policy, the review and approval of the audit committee of the Board of Directors shall be required prior to the Company entering into:

(i)	any transaction that would be reportable by the Company pursuant to Item 404(a) of Regulation S-K in the Company’s subsequent Annual Report on Form 10-K; and

(ii)	any material amendment to this Agreement or the Other Agreements.

(b) No Director on the audit committee of the Board of Directors who has a material interest in a transaction referred to in Section 6.2(a) shall be eligible to consider such transaction.

(c) As of the Completion of the IPO, the Board of Directors shall adopt the Related Party Transaction Policy in the form provided to the Board of Directors.

6.3	Certain Policies and Procedures.

(a) Until the Majority Holder Date, the Board of Directors shall, when determining to implement, amend or rescind any policy of the Company or any of its Subsidiaries relating to risk, capital, investment, environmental and social responsibility or regulatory compliance (each, a “Critical Policy”), take into account the Company’s status as a consolidated Subsidiary of AXA, and take into account the interests of AXA therein and the requirement for the Company to comply with AXA Group Standards;

(b) During any period in which AXA is deemed to control the Company for U.S., European Commission or French regulatory purposes, and in any case at all times prior to the Third Threshold Date, the Company:

(i)	shall not adopt or implement any policies or procedures, and at AXA’s reasonable request, shall refrain from taking any actions, that would cause AXA to violate any Applicable Law to which AXA is subject;

(ii)	shall, prior to implementing, amending or rescinding any Critical Policy, consult with AXA (though one or more AXA Directors, if any shall be in office at such time, or else through the General Counsel of AXA); and, to the extent consistent with its fiduciary duties, the Board of Directors shall take into account the reasonable interests of AXA with respect thereto; and

(iii)	shall maintain and observe the policies of AXA to the extent necessary for AXA to comply with its legal and regulatory obligations;

provided that this Section 6.3(b) shall not require the Company to take any action (including adopting or implementing any policy) or refrain from taking any action where such action or inaction would cause the Company to violate Applicable Law.

6.4	Access to Personnel and Data.

(a) In addition to the specific rights of AXA set forth elsewhere in this Agreement, until the Majority Holder Date and subject to Section 4.8 hereof:

(i)	the Company shall continue to provide representatives of AXA with reasonable access to the Company’s personnel (including senior-level management and other employees) and data, in a manner consistent with the status of the Company as a consolidated Subsidiary of AXA; provided that AXA shall comply with the Company’s reasonable data privacy and data security policies and procedures with respect to any personally identifiable information received; and

(ii)	AXA shall continue to provide representatives of the Company with reasonable access to AXA’s personnel (including senior-level management and other employees) and data, in a manner consistent with the status of AXA as the corporate parent of the Company; provided that the Company shall comply with the AXA’s reasonable data privacy and data security policies and procedures with respect to any personally identifiable information received.

6.5	Access to Historical Records.

(a) For a period of two years following the Third Threshold Date, subject to an extension of up to ten years upon the demonstration of a legal, tax or regulatory requirement for such extension by the requesting Party, AXA and the Company shall retain the right to access such records of the other which exist resulting from AXA’s control or ownership of all or a portion of the Company. Upon reasonable notice and at each Party’s own expense, AXA (and its authorized representatives) and the Company (and its authorized representatives) shall be afforded access to such records at reasonable times and during normal business hours and each Party (and its authorized representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided that access to such records may be denied if (i) AXA or the Company, as the case may be, cannot demonstrate a legitimate business need (during the two year period following the Third Threshold Date), or a legal or regulatory requirement (during the extension period described above), for such access to the records; (ii) the information contained in the records is subject to any applicable confidentiality commitment to a third party; (iii) a bona fide competitive reason exists to deny such access; (iv) the records are to be used for the initiation of, or as part of, a suit or claim against the other Party; (v) such access would serve as a waiver of any privilege afforded to such record; or (vi) such access would unreasonably disrupt the normal operations of AXA or the Company, as the case may be.

6.6	Indemnification; Liability Insurance.

(a) Until at least the day after the last date on which an AXA Individual is a Director, officer or employee of the Company, the Company shall grant indemnification (including advancement of expenses) to each such Director, officer and employee of the Company to the greatest extent permitted under Section 145 of the General Corporation Law of the State of Delaware and other Applicable Law, as may be amended from time to time. Such indemnification and advancement shall continue as to any AXA Individual (i) who becomes entitled to indemnification or advancement on or prior to such date, notwithstanding any change (except those changes made as required by applicable law) in the Company’s indemnification or advancement policies following such date, and (ii) with respect to liabilities existing or arising from events that have occurred on or prior to such date, notwithstanding such AXA Individual’s ceasing to be a Director, officer or employee of the Company.

(b) In connection with the IPO, the Company has obtained new insurance coverage effective as of the Completion of the IPO with respect to (i) director and officer liability (including entity coverage for any securities claims) and (ii) director and officer liability that is not indemnified by the Company and not covered under the foregoing clause (i) of this Section 6.6(b) (collectively, “Agreed Coverage”). The Agreed Coverage covers Directors, officers and employees of the Company and AXA Individuals equally and to the same extent, and the Company, Subsidiaries of the Company and AXA equally and to the same extent.

(c) In addition to the Agreed Coverage, the Company maintains insurance coverage for fiduciary liability and director and officer liability unrelated to the IPO (collectively, the “Current Coverage”). The Current Coverage shall be renewed annually and kept in force by the Company on substantially the same terms in order to cover any claims made on or prior to the sixth anniversary of the last date on which any AXA Individual is a Director, officer or employee of the Company. The Company shall be responsible for the cost of the Current Coverage.

(d) Subject to the provisions of this Section 6.6, the Agreed Coverage shall be renewed annually by the Company on substantially the same terms in order to cover any claims made on or prior to the sixth anniversary of the last date on which the closing occurred for any offering of securities by the Company (i) in which AXA is a securityholder, (ii) completed while any AXA Individual is a Director (or was named in the Registration Statement of the Company under the Securities Act for such offering as a Director nominee of the Company), officer, employee of the Company or (iii) completed prior to the termination of this Agreement (excluding those provisions of this Agreement that are expressly stated to survive such termination in Section 10.13 hereof).

(e) As used in this Section 6.6, the terms “Current Coverage” and “Agreed Coverage” shall mean the coverages in place as of the date of this Agreement as well as any renewal, amendment, endorsement or replacement (each, a “Coverage Change”) of such coverages. A change in premium for any such Agreed Coverage or Current Coverage shall not be considered a “Coverage Change.”

(f) Promptly upon receipt of any written request from AXA, the Company will supply AXA with copies of any policies of insurance, binders, proposed terms or wording and other relevant information or documents with respect to the Agreed Coverage or Current Coverage or any actual or proposed Coverage Change regarding the Agreed Coverage or Current Coverage.

(g) AXA shall receive reasonable prior notice of any proposed Coverage Change and any proposed change in premiums on the Agreed Coverage. No Coverage Change shall become effective that would have the effect of making the Agreed Coverage and Current Coverage (i) less favorable to AXA Individuals in comparison to Directors, officers or employees of the Company than is the Agreed Coverage and Current Coverage prior to such Coverage Change or (ii) less favorable to AXA in comparison to the Company and Subsidiaries of the Company than is the Agreed Coverage and Current Coverage prior to such Coverage Change without the prior written consent of AXA, which consent may be granted, conditioned or withheld in the sole discretion of AXA. If the proposed premium change for the Agreed Coverage would materially increase its cost, AXA shall have the right to participate with the Company in negotiations with the insurance brokers and insurance companies with respect to such proposed increase.

(h) If a Coverage Change to the Agreed Coverage or Current Coverage is required by the relevant insurers because certain terms and conditions are no longer available, and such Coverage Change would have the effect of making the Agreed or Current Coverage (i) less favorable to AXA Individuals in comparison to Directors, officers, employees or agents of the Company than the Agreed Coverage or Current Coverage prior to such Coverage Change, or (ii) less favorable to AXA in comparison to the Company and Subsidiaries of the Company than is the Agreed Coverage or Current Coverage prior to such Coverage Change, AXA shall have the option of either (x) consenting to such Coverage Changes, which consent may be granted, conditioned or withheld in the sole discretion of AXA, or (y) requiring the Company to procure “run-off” or “tail” coverage on behalf of AXA for a period of six (6) years from the date of such Coverage Change. Additionally, the Company will continue to maintain the Agreed Coverage and Current Coverage (subject to such Coverage Change) pursuant to Section 6.6(c) and (d) for any alleged liability occurring after the effective date of the “run off” or “tail coverage.” The cost of such “run-off” or “tail” coverage will be borne by AXA and the Company according to the same percentage of cost outlined in Section 6.6 (c) and (d).

(i) AXA may at any time request in writing a Coverage Change with respect to the (i) Agreed Coverage of AXA Individuals or AXA or (ii) Current Coverage of AXA Individuals. The Company will use commercially reasonable efforts to effect such Coverage Change so long as such Coverage Change would not have the effect of making the Agreed Coverage or Current Coverage (i) less favorable to the Company or any of its Subsidiaries or any Director, officer or employee of the Company and its Subsidiaries than the Agreed Coverage or Current Coverage prior to such Coverage Change, (ii) more favorable to AXA Individuals in comparison to Directors, officers or employees of the Company than is the Agreed Coverage or Current Coverage prior to such Coverage Change, or (iii) more favorable to AXA in comparison to the Company and Subsidiaries of the Company than is the Agreed Coverage prior to such Coverage Change. AXA may request, at any time, the termination of the Agreed Coverage applicable to AXA Individuals or AXA or Current Coverage applicable to AXA Individuals by advancewritten notice to the Company in accordance with Section 10.2. Upon receipt of such notice, the Company shall use commercially reasonable efforts to promptly terminate such coverage.

(j) In the event that any insured makes a claim or delivers a notice of circumstances under any insurance policy providing the Agreed Coverage or Current Coverage, then, provided that attorney-client privilege and attorney-work product protection are protected and preserved with respect to such matters (including by entering into a Common Interest Agreement in the form attached hereto as Annex D), each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and AXA (with respect to claims or notices by AXA or any AXA Individual) shall promptly provide written notice to the other of such claim or notice of circumstances and shall continue to keep the other informed of the status and progress of such claim or notice of circumstances, including providing copies of such relevant documentation and correspondence with the insurers as the other may request.

(k) In the event that multiple insureds make claims or deliver notices of circumstances with respect to the same underlying events or facts under any insurance policy providing the Agreed Coverage or Current Coverage, then, provided that attorney-client privilege and attorney-work product protection are protected and preserved with respect to such matters (including by entering into a Common Interest Agreement in the form attached hereto as Annex D), each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and AXA (with respect to claims or notices by AXA or any AXA Individual) shall cooperate with the other in connection with (i) the defense of allegations from third parties with respect to the underlying events or facts, and (ii) dealing with the insurers providing the Agreed Coverage and Current Coverage with respect to asserting rights to coverage in respect of such third party claims and the underlying events or facts, in all cases with the intention of seeking to maximize the aggregate benefits to all insureds under the Agreed Coverage and Current Coverage in respect of such third party claims and the underlying events or facts. Any self-insured retention or deductible applicable to such common claim or notice of circumstances will be borne by the Company.

(l) In the event that any conflict of interest arises between insureds that make claims or deliver notices of circumstances under any insurance policy providing the Agreed Coverage or Current Coverage , then each of the Company (with respect to claims or notices by the Company or any of its Subsidiaries or any Director, officer or employee of the Company) and AXA (with respect to claims or notices by AXA or any AXA Individual) shall use commercially reasonable efforts to resolve such conflict or to manage it in such a way as to maximize the aggregate benefits to all insureds under the Agreed Coverage or Current Coverage.

(m) For purposes of this Section 6.6, “AXA Individual” shall mean (i) any director, officer or employee of AXA, (ii) any Person designated by AXA as an AXA Director and who serves in such capacity, (iii) not more than five individuals (including any personal management entity of such an individual being treated as the same individual), directly or indirectly engaged by AXA as its agent on a project basis with respect to an offering of securities of the Company during the term of this Agreement and having a binding, written agreement with AXA that obligates AXA to indemnify such individual to the same extent as AXA indemnifies its directors, officers or employees, or (iv) any Person who, with his consent, is named in any Registration Statement of the Company under the Securities Act as a Director nominee of the Company.

(n) The Company will take all necessary action to ensure that the Agreed Coverage and Current Coverage remains in full force and effect and will comply with the provisions of the Agreed Coverage and Current Coverage, including any conditions precedent to coverage such any notice and cooperation obligations. The Company will use commercially reasonable efforts to pursue any claims that are potentially covered under the Agreed Coverage and Current Coverage, including reporting any claims to the applicable insurers as promptly as practicable and in accordance with the terms and conditions of the Agreed Coverage and Current Coverage after such incident is reported to a member of the Company’s Risk Management group. The Company will also promptly notify AXA and any AXA Individuals who are named in any claims against the Company. AXA and AXA Individuals shall have the right to effectively associate in the defense of any claim made against them under the Agreed Coverage or Current Coverage, including the ability to withhold consent to any settlement, such consent not to be unreasonably withheld.

ARTICLE VII

REQUIREMENTS WITH RESPECT

TO AXA-GUARANTEED OBLIGATIONS

7.1	Reimbursement Obligations with Respect to AXA Guarantees.

(a) The Company agrees that, to the extent that AXA or any Subsidiary of AXA shall at any time make any payments with respect to the obligations that are the subject of any AXA Guarantee, the Company shall, immediately and without any requirement for notice or demand, reimburse AXA or such Subsidiary for the full amount of such payments, to the extent AXA or such Subsidiary has not been reimbursed from other sources, and for all reasonable expenses incurred by AXA or the Subsidiary in connection with making such payments.

(b) The Company agrees that to the extent that AXA or any Subsidiary of AXA shall at any time be required to post collateral in respect of any AXA Guarantee, the Company shall (i) immediately transfer assets to AXA or such Subsidiary of AXA in an amount and type to satisfy the full collateral posting obligations of AXA or such Subsidiary, (ii) reimburse AXA or such Subsidiary of AXA for all reasonable expenses incurred by AXA or such Subsidiary of AXA in connection with posting such collateral and (iii) cooperate with AXA or such Subsidiary of AXA to ensure that appropriate steps are taken as may be necessary to implement such collateral arrangement.

(c) Except with respect to any AXA Guarantee listed on Schedule 1.1A(c), the Company agrees to use continuous reasonable best ıefforts to novate or terminate the AXA Guarantees as promptly as practicable after the Completion of the IPO. The Company agrees to (i) cooperate with AXA to review the approach with respect to the novation or termination of the AXA Guarantees listed on Schedule 1.1A(c)(i) periodically following the Completion of the IPO and use reasonable best efforts to implement any approach mutually agreed by the Company and AXA, and (ii) upon request from AXA, use reasonable best efforts to novate or terminate the AXA Guarantees listed on Schedule 1.1A(c)(ii) as promptly as practicable after such request;

provided that AXA may exercise such right to request the Company to renew its efforts to novate or terminate the AXA Guarantees no more than once per calendar year.

ARTICLE VIII

INDEMNIFICATION

8.1	General Cross Indemnification.

(a) AXA shall indemnify and hold harmless the Company and each of its Subsidiaries against any and all costs and expenses arising out of third party claims (including, without limitation, reasonable attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (collectively, “Losses”), in each case, based on, arising out of, resulting from or in connection with any claim, action, cause of action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, “Actions”), based on, arising out of, pertaining to or in connection with any breach by AXA or any of its Subsidiaries of this Agreement.

(b) The Company shall indemnify and hold harmless AXA and each of its Subsidiaries (other than the Company and its Subsidiaries) against any and all Losses, in each case, based on, arising out of, resulting from or in connection with any Actions, based on, arising out of, pertaining to or in connection with any breach by the Company or any of its Subsidiaries of this Agreement.

8.2	Procedure.

(a) If any Action shall be brought against any Person entitled to indemnification pursuant to this Article VIII (each such Person, an “Indemnitee”) in respect of which indemnity may be sought against the other Party (the “Indemnifying Party”), such Indemnitee shall promptly notify the Indemnifying Party; provided, however, that any delay of such notice shall not affect the liability of the Indemnifying Party, except to the extent that the Indemnifying Party is actually prejudiced by such delay.

(b) The Indemnitees shall be entitled to direct the defense of the Action and retain counsel of their choosing. Except where an Indemnitee shall have been advised by its outside counsel that representation of such Indemnitee and any other Indemnitee by the same counsel would be prohibited under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them, the Indemnifying Party shall, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one outside counsel (in addition to any local outside counsel) at any time for all such Indemnitees not having actual or potential differing interests among themselves.

(c) The Indemnifying Party shall not be liable for any settlement of any Action effected without its written consent, unless such consent has been unreasonably withheld, conditioned or delayed.

(d) Notwithstanding the other provisions of this Article VIII, the Indemnifying Party shall not be liable for any Losses incurred subsequent to an Indemnitee’s refusal to enter into a settlement of an Action that (i) has been proposed to Indemnitee in writing by the adverse party to the Action, (ii) includes an unconditional release (except for the payment of amounts for which the Indemnitee is entitled to indemnification (or, except for Section 8.3(c) hereof, would be so entitled)) of such Indemnitee from all liability on claims that are the subject matter of such Action, and (iii) does not involve any admission of liability on the part of the Indemnitees, except where (x) such written settlement proposal has been provided to the Indemnifying Party and (y) the Indemnifying Party has not consented to such settlement.

8.3	Other Matters.

(a) Any Losses for which an Indemnitee is entitled to indemnification or contribution under this Article VIII shall be paid by the Indemnifying Party to the Indemnitee as such Losses are incurred.

(b) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, any Indemnifying Party, or any of their respective officers, directors, stockholders or employees, and (ii) any termination of this Agreement.

(c) For the avoidance of doubt, indemnification amounts payable under this Article VIII shall be reduced by the amount of any insurance recovery obtained by an Indemnitee.

(d) Each Indemnitee shall take, and cause its affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

ARTICLE IX

DISPUTE RESOLUTION

9.1	Negotiation and Mediation.

(a) The Parties shall act honestly and reasonably in interpreting this Agreement. In the event of any dispute or claim arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof (“Dispute”), the Parties agree to work together in good faith to resolve the Dispute between them.

(b) If any Party considers that a Dispute has arisen, it shall serve a notice of the Dispute (“Notice of Dispute”) on the other Party and demand that senior officers of each Party meet to resolve the Dispute.

(c) If the Dispute is not resolved within 30 days of such Notice of Dispute, then any Party shall have the right to demand that mediation commence. Any such mediation shall be conducted in accordance with the American Arbitration Association (“AAA”) Commercial Mediation Procedures except as they may be modified herein. The Parties shall share the costs of the mediator and the process of mediation (provided that each Party shall be responsible for its own costs of preparing for and appearing before the mediator). The decision of the mediator shall not be binding on the Parties, but the Parties agree that each shall act in good faith while the process of mediation is proceeding.

(d) Notwithstanding anything else contained herein, any Party shall have the right to commence arbitration at any time after the expiration of 30 days after service of the Notice of Dispute under Section 9.1(b). Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.

9.2	Arbitration.

Any Dispute referred to arbitration shall be finally resolved according to the following rules of arbitration:

(a) The arbitration shall be administered by the AAA under its Commercial Arbitration Rules then in effect (the “Rules”) except as modified herein. The seat of the arbitration shall be Wilmington, Delaware and it shall be conducted in the English language.

(b) There shall be three arbitrators of whom each Party shall select one within 15 days of respondent’s receipt of claimant’s request for arbitration. The two Party-appointed arbitrators shall select a third arbitrator to serve as Chair of the tribunal within 15 days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the AAA in accordance with the Rules upon the written request of either Party within 15 days of such request. The hearing shall be held no later than 120 days following the appointment of the third arbitrator.

(c) The arbitral tribunal shall permit prehearing discovery that is relevant to the subject matter of the dispute and material to the outcome of the case, taking into account the Parties’ desire that the arbitration be conducted expeditiously and cost effectively. All discovery shall be completed within 60 days of the appointment of the third arbitrator.

(d) By agreeing to arbitration, the Parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The Parties agree that any ruling by the arbitral tribunal on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling and shall be fully enforceable as such. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware solely in respect of any proceeding relating to or in aid of an arbitration under this Agreement. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the Delaware Courts for this purpose, including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum. Nothing in this paragraph limits the scope of the Parties’ agreement to arbitrate or the power of the arbitral tribunal to determine the scope of its own jurisdiction.

(e) The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon any award may be entered in any court having jurisdiction of the award or having jurisdiction over the relevant Party or its assets. The Parties hereby irrevocably waive any defense on the basis of forum non conveniens in any proceedings to enforce an arbitration award rendered by a tribunal constituted pursuant to this Agreement. The Parties undertake to carry out any award without delay.

(f) The Parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each Party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a Party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying Party shall be liable for all costs and expenses (including attorney fees) incurred by the other Party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(g) The arbitral tribunal shall have the authority, for good cause shown, to extend any of the time periods in this arbitration provision either on its own authority or upon the request of any of the Parties. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing Parties’ actual damages. The arbitral tribunal shall have the authority to order specific performance or to issue any other type of temporary or permanent injunction.

(h) All notices by one Party to the other in connection with the arbitration shall be in accordance with the provisions of Section 10.2 hereof, except that all notices for a request for arbitration made pursuant to this Article IX must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitral proceeding hereunder.

9.3	Confidentiality.

(a) The Parties agree that any negotiation, mediation, or arbitration (the “Dispute Resolution Process”) pursuant to this Article IX shall be kept confidential. The existence of the Dispute Resolution Process, any non-public information provided in the Dispute Resolution Process, and any submissions, orders or awards made in the Dispute Resolution Process, shall not be disclosed to any non-Party except the mediator, tribunal, the AAA, the Parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other Person necessary to the conduct of the Dispute Resolution Process.

(b) Notwithstanding the foregoing, a Party may disclose information referred to in Section 9.3(a) to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of this Agreement and of any Dispute Resolution Process brought pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1	Obligations Subject to Applicable Law.

The obligations of each Party under this Agreement shall be subject to Applicable Law, and, to the extent inconsistent therewith, the Parties shall adopt such modified arrangements as are as close as possible to the requirements of this Agreement while remaining compliant with Applicable Law; provided, however, that the Company shall fully avail itself of all exemptions, phase-in provisions and other relief available under Applicable Law before any modified arrangements shall be adopted.

10.2	Notices.

Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be delivered personally or sent by an internationally recognized overnight courier service, and shall be deemed to be effective upon delivery. All such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as the receiving Party may from time to time furnish by notice as set forth in this Section 10.2:

If to the Company, to:

AXA Equitable Holdings, Inc.

1290 Avenue of the Americas

New York, NY 10104

Attention: Dave Hattem, General Counsel

Telephone: (212) 314-3863

Email: dave.hattem@axa.us.com

If to AXA, to:

AXA S.A.

25, avenue Matignon

75008 Paris

France

Attention: General Counsel

Telephone: +33 (1) 40 75 48 68

Email: helen.browne@axa.com

10.3	Specific Performance; Remedies.

In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

10.4	Applicable Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction.

10.5	Severability.

In the event that any provision of this Agreement is declared invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted in a manner that accomplishes, to the extent possible, the original purpose of such provision.

10.6	Confidential Information.

All information provided by either Party shall, except if the purpose for which such information is furnished pursuant to this Agreement contemplates such disclosure or is for disclosure in public documents of the Company or any of its Subsidiaries or AXA or any of its Subsidiaries and, except for disclosure to other Subsidiaries of AXA or the Company, as the case may be, be kept strictly confidential and, unless otherwise required by Applicable Law or as agreed by the Parties, neither Party shall disclose, and each shall take all necessary steps to ensure that none of their respective directors, officers, employers, agents and representatives disclose, or make use of, except in accordance with Applicable Law, such information in any manner whatsoever until such information otherwise becomes generally available to the public; provided, however, this Section 10.6 shall not apply to information relating to or disclosed in the IPO Registration Statement or in connection with any registration statement filed in accordance with the terms of the Registration Rights Agreement. In no event shall either Party or any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives use material non-public information of the other to acquire or dispose of securities of the other or transact in any way in such securities. Each Party shall be liable for any breach of this Section 10.6 by it or any of its Subsidiaries or any of their respective directors, officers, employees, agents and representatives.

10.7	Amendment, Modification and Waiver.

This Agreement may be amended, modified or supplemented at any time by written agreement of the Parties. Any failure of any Party to comply with any term or provision of this Agreement may be waived by the other Party, by an instrument in writing signed by such Party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.8	Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. The Parties shall not assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other Party. Any purported assignment in violation of this Section 10.8 shall be null and void ab initio.

10.9	Further Assurances.

In addition to the actions specifically provided for elsewhere in this Agreement, each Party hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement.

10.10	Third Party Beneficiaries.

Other than as set forth in Article VIII with respect to the Indemnitees and as expressly set forth elsewhere in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Only the Parties that are signatories to this Agreement (and their respective permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby, or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to the provisions of this Agreement.

10.11	Discretion of Parties.

Where this Agreement requires or permits any Party to make or take any decision, determination or action with respect to matters governed by this Agreement, unless expressly provided otherwise, such decision, determination or action may be made or taken by such Party in its sole and absolute discretion.

10.12	Entire Agreement.

This Agreement and the Other Agreements, including any schedules or exhibits hereto or thereto, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter covered by this Agreement and the Other Agreements. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement and the Other Agreements supersede all prior oral and written agreements and understandings between the Parties with respect to such subject matter.

10.13	Term.

Except to the extent set forth in the following sentence, this Agreement shall terminate and be of no further force or effect as of the date that is one year following the Fourth Threshold Date. Notwithstanding the foregoing sentence, the provisions of Article I, Article VII, Article VIII, Article IX, Article X and Section 6.6 hereof shall survive termination of this Agreement.

10.14	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic imaging means (including in pdf or tif format sent by electronic mail) by a Party to the other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic imaging means as if the original had been received.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Shareholder Agreement to be executed and delivered as of the date first above written.

AXA S.A.

By:
Name:
Title:

AXA EQUITABLE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Shareholder Agreement]

Schedule 1.1A – AXA Guarantees

[To be provided.]

Schedule 1.1A(c) – Schedule 1.1A(c)(i) AXA Guarantees

[To be provided.]

Schedule 1.1A(c) – Schedule 1.1A(c)(ii) AXA Guarantees

[To be provided.]

Schedule 1.1B- Other Agreements

Registration Rights Agreement between AXA S.A. and AXA Equitable Holdings, Inc.

Tax Sharing Agreement between AXA S.A. and AXA Equitable Holdings, Inc.

Trademark License Agreement AXA S.A. and AXA Financial, Inc.

Transitional Services Agreement between AXA S.A. and AXA Equitable Holdings, Inc.

Services Agreement between AXA Technology Services America Inc. and AXA US Holdings Inc.

Schedule 2.2(a)

Board of Directors

CEO

Mark Pearson

AXA Directors

Thomas Buberl

Gerald Harlin

George Stansfield

Bertrand Poupart-Lafarge

Karima Silvent

Independent Directors

Ramon de Oliveira

Dan Kaye

Charles Stonehill

Schedule 4.6(b)

Public Reporting Protocol Prior to Majority Holder Date

Item / Principle	Principal Contact/ addressee	Lead time
The Board of Directors has oversight and sign-off on communications strategy, timing and content	The heads of corporate communications, investor relations and other functions of the Company to contact the heads of corporate communications and investor relations of AXA or other relevant AXA personnel	As needed

Inform AXA reasonably timely and adequately of any development/ information that the Company, acting reasonably, believes may be considered price sensitive for AXA or may have a significant adverse effect on AXA, its financial condition or reputation so that AXA can, should it consider that necessary, issue a press release.	The head of corporate communications of the Company to contact the head of corporate communications of AXA	At least one week in advance of public announcement to the extent practicable and reasonable

Inform AXA timely and adequately of considerations, strategy, content and timing of the Company’s press releases	The head of corporate communications of the Company to contact the head of corporate communications of AXA	At least one week in advance of public announcement to the extent practicable and reasonable

Any internal communications that the Company, acting reasonably, considers material to AXA	The head of corporate communications of the Company to contact the head of corporate communications of AXA	At least one week in advance of wide internal distribution to the extent practicable and reasonable

ANNEX A

Registration Rights Agreement

[Draft to be provided separately]

A-1

ANNEX B

Form of Amended and Restated Certificate of Incorporation

[Draft to be provided separately]

B-1

ANNEX C

Form of Amended and Restated By-Laws

[Draft to be provided separately]

C-1

ANNEX D

Form of Common Interest Agreement

COMMON INTEREST AGREEMENT

This COMMON INTEREST AGREEMENT (“Agreement”) is hereby entered into by and between AXA S.A. (“AXA”) and AXA Equitable Holdings, Inc. (“AXA US”) (collectively, the “Parties”, and each individually, a “Party”). This Agreement is entered into subsequent to the [DATE] initial public offering of AXA US common stock (the “Common Stock”), after which AXA has continued to own a majority of the shares of Common Stock (the “Transaction”), pursuant to the Shareholder Agreement dated             , 2018 (the “Shareholder Agreement”), between the Parties, and concerns the common interest of the Parties with respect to                      (the “[Designation for Specific Legal Matter]”).

WHEREAS, each of the Parties has determined that it may be in its best interest to exchange with the other Party certain information, documents, opinions, analyses, and other materials protected from disclosure by the attorney-client privilege, the attorney work product immunity doctrine or any other applicable privilege or protection (each, a “Privilege”), for the sole purpose of exploring issues common to both Parties, particularly in light of each Party’s respective interests as a result of the Transaction and rights and obligations under the Shareholder Agreement, and assessing potential litigation and other risks in connection with the [Designation for Specific Legal Matter];

NOW, THEREFORE, it is hereby agreed by and between the undersigned, as follows:

1.	The Parties are entering into this Agreement to confirm their mutual intention that all privileged and/or protected information that the Parties have exchanged in the past or will exchange in the future concerning the [Designation for Specific Legal Matter] shall retain its privileged and/or protected status, and that no Privilege is intended to be or shall be waived by virtue of any sharing pursuant to the terms of this Agreement.

2.	The Parties agree that they share a common legal interest related to their consideration or defense of the [Designation for Specific Legal Matter], which has been and will continue to be furthered by the disclosure of communications between the Parties and their counsel protected by the attorney-client privilege or the attorney work product immunity doctrine. Accordingly, the Parties agree that the Parties and their counsel may continue to exchange material related to [Designation for Specific Legal Matter] without waiver of any privileges, immunities or protections that attach to such material.

3.

In order to effectively pursue and protect their common legal interests, the Parties have concluded that their interests may be best served by sharing certain documents, factual material, mental impressions, memoranda, strategies, legal theories, interview reports, and other information, communications, and confidences related to the [Designation for Specific Legal Matter] (hereinafter “Common Interest Materials”). In the absence of such sharing, these Common Interest Materials would be privileged from disclosure to adverse or other parties as a result of one or more Privileges.

4.	It is the intention and understanding of the Parties and their respective counsel that all Common Interest Materials, including (a) any memoranda of or communications made in, and the content and results of, all joint conferences of counsel or discussions between representatives of a Party and counsel for either Party, (b) any and all correspondence or exchanges of documents and other information concerning the [Designation for Specific Legal Matter], and (c) all other Common Interest Materials of whatever nature, are intended to be confidential and protected from disclosure to any third party by one or more Privileges, to the same extent and degree as if such communications, correspondence and exchanges of documents and other information had been solely between or among each of the Parties and its own respective counsel.

5.	The Parties and their counsel shall not disclose Common Interest Materials, or the contents thereof, to anyone except their respective in-house or outside counsel, paralegals, or other staff of such outside counsel, experts, and consultants retained to assist counsel with respect to the [Designation for Specific Legal Matter], and their own employees on a “need to know” basis, without first obtaining the consent of the other Party. All persons to whom Common Interest Materials are provided shall be under an obligation to maintain their confidentiality and to use them only as permitted by this Agreement. Each Party agrees that any inadvertent or purposeful disclosure by the receiving Party of Common Interest Materials shall not constitute or be deemed a waiver by the producing Party of any applicable Privilege.

6.	Nothing in this Agreement shall limit the right of a Party to disclose any documents or information independently obtained from a third party having no obligations of confidence to any Party herein. Nothing herein shall affect or in any manner limit the rights or discretion of a Party or its counsel to dispose of, disclose to others, or otherwise use Common Interest Materials originating with that Party (i.e., Common Interest Materials not provided to that Party by another Party). Nothing in this Agreement shall limit the right of a Party to add or change its counsel.

7.	Except as otherwise provided in this Agreement, any shared Common Interest Materials, and the information contained therein, shall be used by the Parties and their counsel solely in connection with the [Designation for Specific Legal Matter].

8.	Nothing in this Agreement shall be construed to (a) affect the separate and independent representation of each Party by its respective counsel according to what its counsel believes to be in the Party’s best interests, or (b) create an attorney-client relationship between any counsel and anyone other than the client of that counsel. The fact that the Parties have entered into this Agreement shall not in any way preclude counsel for any Party from representing any interest that may be construed to be adverse to the other Party to this Agreement. Nor shall counsel for either Party be disqualified from representing any Party it currently represents or examining or cross-examining any Party or agent of a Party who testifies in any proceeding because of such counsel’s receipt of information pursuant to this Agreement.

9.	This Agreement shall continue in effect notwithstanding completion of the [Designation for Specific Legal Matter]. Each of the Parties agrees that it will continue to be bound by this Agreement following any such completion.

10.	Any waiver in a particular instance of the rights and limitations contained herein shall not be deemed, and is not intended to be, a general waiver of any rights or limitations contained herein, and shall not operate as a waiver beyond the particular instance.

11.	In the event that any third party, including a government enforcement authority, requests, requires or demands, by subpoena or otherwise, Common Interest Materials that a Party received pursuant to this Agreement, the Party receiving such request or demand shall, if and to the extent not prohibited by applicable laws or regulations, (i) promptly notify the other Party, (ii) attempt to afford the person who provided the Common Interest Materials a reasonable opportunity to object and (iii) take all steps reasonably requested by the other Party to defend against the disclosure of Common Interest Materials and to permit the assertion of all applicable rights and privileges with respect to Common Interest Materials. Absent the consent of the other Party, the Party receiving the subpoena or other legal process shall not produce such Common Interest Materials prior to the time production is legally required.

12.	In view of the nature of the obligations undertaken in this Agreement, it is agreed and understood that money damages or other relief at law would not adequately remedy any violation or threatened violation of its terms. Specific performance, injunctive relief, and other appropriate relief shall be available against a Party or any other person found to have violated or to be about to violate any of the terms of this Agreement.

13.	This Agreement constitutes the sole and complete agreement between and among the Parties relating to Common Interest Materials.

14.	Any modifications to this Agreement must be in writing and signed by all Parties.

15.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or pdf shall be equally effective as delivery of the original, and shall not affect the validity, enforceability or binding effect of this Agreement.

16.	This Agreement is governed by and shall be construed in accordance with the laws of the State of [Delaware] (without regard to its choice of law principles). In addition, each Party hereby irrevocably submits to the exclusive jurisdiction of the [Court of Chancery of the State of Delaware], in respect of any claim or dispute arising out of or relating to this Agreement. Each Party hereby irrevocably waives any objection which it may now or hereafter have to the [Court of Chancery of the State of Delaware], being nominated as the forum to hear and determine any proceedings and to settle any disputes and shall not claim that any such court is not a convenient or appropriate forum.

17.	The invalidity of any one provision or part of this Agreement shall not render the entire Agreement invalid.

[Signature Page Follows]

Effective as of             ,            .

AXA S.A.

By:
Name:
Title:

AXA EQUITABLE HOLDINGS, INC.

By:
Name:
Title: